Exhibit 99.1

MATERION CORPORATION REPORTS SECOND QUARTER FINANCIAL RESULTS

REVISES FULL-YEAR GUIDANCE

MAYFIELD HEIGHTS, Ohio - July 24, 2014 - Materion Corporation (NYSE:MTRN) today reported second quarter financial results.

▪	Second quarter 2014 earnings were $0.47 per share, compared to $0.20 per share earned in the second quarter of the prior year.

▪	Adjusted to exclude the benefit of the previously announced insurance settlement, second quarter earnings were $0.36 per share, up 80% compared to the same quarter of the prior year.

▪	Sequentially, second quarter adjusted earnings were 24% ahead of first quarter of 2014 adjusted earnings of $0.29 per share.

▪	The facility closures and product line rationalizations completed in 2013 are delivering the expected margin benefits.

▪
Net sales for the second quarter were $288.0 million, 6% below prior-year’s second quarter. Value-added sales, a non-GAAP measure as defined in Attachment 4, for the second quarter were $159.6 million, up 5% compared to the same quarter of the prior year and up 10% sequentially from the first quarter of the current year.

▪	Adjusted operating profit margin, as a percent of value-added sales, expanded by 240 basis points to 6.7% from prior-year second quarter levels.

▪	For the six months to date, adjusted earnings were $0.64 per share, 23% ahead of the same period of last year.

▪	Earnings were below the Company’s internal expectations due primarily to weaker demand from customers in the defense and automotive electronics markets.

▪
Due primarily to the weaker demand from customers in the defense and automotive electronics markets, the Company is reducing its guidance for the year by approximately 12% to the range of $1.55 to $1.70 per share adjusted, an increase of 40% to 55% compared to $1.10 per share in the prior year.

▪	Second half adjusted earnings are now expected to be in the range of $0.90 to $1.05 per share, up 40% to 60% from first half levels and up approximately 70% from prior-year second half levels.

SECOND QUARTER 2014 RESULTS

Sales for the second quarter were $288.0 million, compared to sales of $306.1 million for the second quarter of 2013. Value-added sales were $159.6 million, up $7.1 million, or 5%, compared to value-added sales of $152.5 million for the second quarter of 2013 and up sequentially 10% from the first quarter of 2014. The growth in value-added sales in the second quarter compared to the same period of last year was due primarily to stronger demand from customers in the consumer electronics and medical markets, partially offset by lower demand from customers in the automotive electronics and defense markets.

Net income for the second quarter of 2014 was $10.0 million, or $0.47 per share. This compares to net income of $4.2 million, or $0.20 per share for the second quarter of the prior year. Excluding the net benefit of the aforementioned insurance claim settlement, second quarter adjusted earnings were $0.36 per share. Second quarter adjusted earnings were also up sequentially 24% from the first quarter adjusted earnings of $0.29 per share (see Attachment 5 for a reconciliation of the adjusted earnings).

For the first six months of 2014, sales were $546.9 million compared to sales of $605.3 million for the same period of last year. Value-added sales for the first six months of 2014 were $304.5 million compared to $303.8 million for the same period of last year. In the first six months, strong demand from customers in consumer electronics was offset by the weakness in the automotive electronics and defense industries. Year-to-date 2014 net income was $17.3 million compared to $10.9 million for the first six months of 2013. Year-to-date adjusted net income was $13.5 million, or $0.64 per share, an increase of 23% over the comparable period of the prior year.

BUSINESS SEGMENT REPORTING

Advanced Material Technologies

Advanced Material Technologies’ sales for the second quarter of 2014 were $179.1 million, which compares to sales of $196.0 million in the second quarter of 2013. Value-added sales, which removes the impact of changes in the market prices of pass-through metals as defined in Attachment 4, were $69.9 million in the second quarter of 2014, up $4.7 million, or 7%, compared to $65.2 million in the second quarter of 2013. Second quarter value-added sales were also up sequentially by $4.3 million, or 7%, compared to the first quarter of 2014 value-added sales of $65.6 million. As compared to the second quarter of 2013, the increase in value-added sales was driven primarily by increased shipments to customers in the consumer electronics and medical industries. These were partially offset by lower sales to customers in the defense industry compared to the same period of last year. Stronger demand from consumer electronics customers was also a factor in the sequential growth in the second quarter of 2014 compared to the first quarter of 2014.

Operating profit for the second quarter of 2014 was $11.5 million, which compares to an operating loss of $2.3 million for the second quarter of 2013. The second quarter operating profit includes a $3.8 million benefit primarily related to the insurance settlement. Operating profit also improved due to higher value-added sales and improved yields. Facility closures and product line rationalization initiatives completed in 2013 delivered the expected stronger product mix and margin expansion. Excluding the benefit of the insurance settlement, operating margins improved by 200 basis points to 11% compared to adjusted first quarter levels. It is anticipated that margins will further improve in the second half of 2014 by approximately 100 basis points.

Performance Alloys

Performance Alloys' sales for the second quarter of 2014 were $76.7 million, which compares to the second quarter of 2013 sales of $74.3 million. Value-added sales for the second quarter of 2014 were $63.5 million, up $4.7 million, or 8%, and $8.8 million, or 16%, comparing to the second quarter 2013 and first quarter 2014, respectively. The year-over-year growth is primarily due to the timing of hydroxide shipments, which are now made quarterly versus semi-annually in 2013. Second quarter 2014 value-added sales to customers in the consumer electronics industry grew by approximately 29% from prior-year levels. Second quarter value-added sales of ToughMet® products were up 22% compared to the same period of last year. The year-over-year growth in consumer electronics and in ToughMet was offset by weaker demand from customers in the automotive electronics and telecommunications infrastructure industries. Value-added sales improved sequentially from the first quarter of 2014, which had been impacted by weather-related plant closings.

Operating profit for the second quarter of 2014 was $5.2 million, compared to an operating profit of $6.9 million in the second quarter of 2013. Operating profit for the second quarter of 2014 was up sequentially by $1.7 million, or 47%, from the first quarter of 2014. Operating profit levels in this segment were negatively affected in the second quarter by a weaker product mix and higher costs driven by the lower sales to customers in the telecommunications infrastructure and automotive industries. While performance in this segment was below Company expectations, in the first and second quarters of 2014, it is expected that value-added sales and profit growth in the second half will increase when compared to the first half.

Beryllium and Composites

Beryllium and Composites' sales for the second quarter of 2014 were $16.6 million, compared to sales of $16.2 million in the second quarter of 2013. Second quarter sales were up sequentially by 7% from first quarter of 2014 sales of $15.5 million. Beryllium and Composites does not directly pass through changes in the costs of its materials sold, and, therefore, value-added sales for this segment are the same as sales. Demand from customers in medical and science industries were up modestly from the same period of last year while defense customers’ demand continued to be below prior-year levels.

Operating results in the segment were below what the Company had expected due to specific defense program delays into 2015, a weaker mix and higher than anticipated costs. These factors contributed to an operating loss of $1.8 million in the quarter compared to an operating profit of $0.8 million in the second quarter of 2013.

The beryllium pebble plant met production needs in the quarter and continues to be on target for supporting higher levels in the second half of the year. It is anticipated that a significantly improved product mix from stronger shipments to the nuclear medical market will result in second half 2014 performance in this segment well above first-half levels.

Technical Materials

Technical Materials’ sales for the second quarter of 2014 were $15.5 million, compared to $19.6 million for the same period of last year. Value-added sales were $9.6 million in the second quarter of 2014, compared to $12.3 million for the second quarter of 2013. The decline in value-added sales was due to lower demand from customers in the consumer electronics and automotive electronics industries, which affected the segment in both the first and second quarters of the year. Although the automotive electronics industry’s destocking in the first quarter began to improve in the second quarter of 2014, demand continued to trail 2013 levels.

Operating profit for the second quarter of 2014 was $1.0 million, compared to an operating profit of $2.4 million for the same period of last year. The decline in operating profit was due to the lower sales volume. Operating profit improved sequentially in the second quarter compared to the first quarter of 2014’s operating profit of $0.2 million. It is anticipated at this time that the sequential improvements seen in the second quarter will continue, resulting in a second half that should be well above the first half’s financial performance.

OUTLOOK

Both value-added sales and margins continued to improve when compared to the second quarter of the prior year as well as sequentially compared to the first quarter. The facility closing and product line rationalization initiatives implemented during 2013 are complete and are providing the expected significant margin and profit improvement leverage in the Advanced Materials Technologies segment. The unfavorable product mix noted in the first half, which was driven by the weaker conditions in defense and automotive, should improve in the second half of the year.

The Company continues to expect significant increases in value-added sales, margins and earnings in the second half when compared to both the prior-year’s second half and the current-year’s first half. Nonetheless, the Company is revising its previously announced expected adjusted earnings range for the year by approximately 12% to $1.55 to $1.70 per share from $1.75 to $1.95 per share. The revision is due to the two market specific issues that drove the lower than expected first half results as well as to reflect the lowered macroeconomic forecast. This range, which excludes the $0.17 EPS benefit of the previously reported first quarter asset sale and second quarter insurance settlement, represents an improvement of 40% to 55% over the prior-year’s adjusted earnings of $1.10 per share and an improvement of 40% to 60% from first half levels.

CHAIRMAN’S COMMENTS

Richard J. Hipple, Chairman, President and CEO, stated, “We are seeing a significant improvement in the Company’s earnings in 2014 over 2013 levels. The benefits from our new product initiatives and the actions that we have undertaken during 2013 are delivering the expected margin improvement. However, our value-added sales growth rate is below what we anticipated coming into 2014 due to weaker demand from the automotive electronics supply chain and from defense program push outs. We continue to expect stronger second half financial performance and a significant improvement in earnings in 2014 over 2013.”

CONFERENCE CALL

Materion Corporation will host a conference call with analysts at 9:00 a.m. Eastern Time, July 24, 2014. The conference call will be available via webcast through the Company’s website at www.materion.com or through www.InvestorCalendar.com. By phone, please dial (877) 407-0778, callers outside the U.S. can dial (201) 689-8565. A replay of the call will be available until August 8, 2014 by dialing (877) 660-6853 or (201) 612-7415; please reference Conference ID Number 13586002. The call will also be archived on the Company’s website.

FORWARD-LOOKING STATEMENTS

Portions of the narrative set forth in this document that are not statements of historical or current facts are forward-looking statements, in particular, the outlook provided above. Our actual future performance may materially differ from that contemplated by the forward-looking statements as a result of a variety of factors. These factors include, in addition to those mentioned elsewhere herein:

▪	Actual sales, operating rates and margins for 2014;

▪	Our ability to strengthen our internal control over financial reporting and disclosure controls and procedures;

▪	The global economy;

▪	The impact of any U.S. Federal Government shutdowns and sequestrations;

▪
The condition of the markets which we serve, whether defined geographically or by segment, with the major market segments being: consumer electronics, industrial components, commercial aerospace, defense, science, automotive electronics, medical, energy and telecommunications infrastructure;

▪	Changes in product mix and the financial condition of customers;

▪	Our success in developing and introducing new products and new product ramp-up rates;

▪	Our success in passing through the costs of raw materials to customers or otherwise mitigating fluctuating prices for those materials, including the impact of fluctuating prices on inventory values;

▪	Our success in integrating acquired businesses;

▪	The impact of the results of acquisitions on our ability to achieve fully the strategic and financial objectives related to these acquisitions;

▪	Our success in achieving the expected benefits from our facility consolidations;

▪	Our success in implementing our strategic plans and the timely and successful completion and start-up of any capital projects, including the new primary beryllium facility in Elmore, Ohio;

▪	The availability of adequate lines of credit and the associated interest rates;

▪
Other financial factors, including the cost and availability of raw materials (both base and precious metals), physical inventory valuations, metal financing fees, tax rates, exchange rates, pension costs and required cash contributions and other employee benefit costs, energy costs, regulatory compliance costs, the cost and availability of insurance, and the impact of the Company’s stock price on the cost of incentive compensation plans;

▪	The uncertainties related to the impact of war, terrorist activities and acts of God;

▪	Changes in government regulatory requirements and the enactment of new legislation that impacts our obligations and operations;

▪	The conclusion of pending litigation matters in accordance with our expectation that there will be no material adverse effects; and

▪	The risk factors set forth in Part 1, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2013.

Materion Corporation is headquartered in Mayfield Heights, Ohio. The Company, through its wholly owned subsidiaries, supplies highly engineered advanced enabling materials to global markets. Products include precious and non-precious specialty metals, inorganic chemicals and powders, specialty coatings, specialty engineered beryllium alloys, beryllium and beryllium composites, and engineered clad and plated metal systems.

###

Investor Contact:	Media Contact:

Michael C. Hasychak	Patrick S. Carpenter
(216) 383-6823	(216) 383-6835
mike.hasychak@materion.com	patrick.carpenter@materion.com

http://www.materion.com

Attachment 1
Materion Corporation
Consolidated Statements of Income
(Unaudited)

	Second Quarter Ended		First Half Ended
(In thousands except per share amounts)	Jun. 27, 2014	Jun. 28, 2013	Jun. 27, 2014	Jun. 28, 2013
Net sales	$287,965	$306,141	$546,894	$605,310
Cost of sales	238,164	260,149	451,631	510,979
Gross margin	49,801	45,992	95,263	94,331
Selling, general and administrative expense	34,685	33,327	65,945	66,106
Research and development expense	3,443	3,154	6,230	6,711
Other — net	(2,895)	2,950	(2,533)	5,431
Operating profit	14,568	6,561	25,621	16,083
Interest expense — net	672	813	1,367	1,641
Income before income taxes	13,896	5,748	24,254	14,442
Income tax expense	3,922	1,593	6,949	3,502
Net income	$9,974	$4,155	$17,305	$10,940

Basic earnings per share:
Net income per share of common stock	$0.48	$0.20	$0.84	$0.53

Diluted earnings per share:
Net income per share of common stock	$0.47	$0.20	$0.82	$0.52

Cash dividends per share	$0.085	$0.080	$0.165	$0.155

Weighted-average number of shares of common stock outstanding
Basic	20,642	20,566	20,625	20,524
Diluted	21,001	20,869	20,983	20,845

Attachment 2
Materion Corporation
Consolidated Balance Sheets
(Unaudited)

(In thousands)	Jun. 27, 2014	Dec. 31, 2013
Assets
Current assets
Cash and cash equivalents	$18,062	$22,774
Accounts receivable	121,766	113,012
Inventories	254,790	232,800
Prepaid expenses	16,645	16,353
Deferred income taxes	10,345	9,566
Total current assets	421,608	394,505

Long-term deferred income taxes	2,049	4,672

Property, plant and equipment	790,154	782,879
Less allowances for depreciation, depletion and amortization	(538,095)	(520,986)
Property, plant and equipment—net	252,059	261,893
Intangible assets	21,534	24,248
Other assets	4,851	3,874
Goodwill	88,753	88,753
Total assets	$790,854	$777,945

Liabilities and shareholders’ equity
Current liabilities
Short-term debt	$33,368	$35,566
Accounts payable	32,959	36,556
Other liabilities and accrued items	47,832	54,851
Income taxes	7,015	1,564
Unearned revenue	2,116	479
Total current liabilities	123,290	129,016

Other long-term liabilities	16,252	16,531
Retirement and post-employment benefits	56,949	80,275
Unearned income	54,143	56,490
Long-term income taxes	1,576	1,576
Deferred income taxes	3,842	1,469
Long-term debt	46,945	29,267
Shareholders’ equity	487,857	463,321
Total liabilities and shareholders’ equity	$790,854	$777,945

Attachment 3
Materion Corporation
Consolidated Statements of Cash Flows
(Unaudited)

	First Half Ended
	Jun. 27,	Jun. 28,
(In thousands)	2014	2013
Cash flows from operating activities:
Net income	$17,305	$10,940
Adjustments to reconcile net income to net cash provided from operating activities:
Depreciation, depletion and amortization	22,093	18,656
Amortization of deferred financing costs in interest expense	356	325
Stock-based compensation expense	3,027	2,676
Changes in assets and liabilities net of acquired assets and liabilities:
Decrease (increase) in accounts receivable	(8,680)	(5,156)
Decrease (increase) in inventory	(19,246)	4,212
Decrease (increase) in prepaid and other current assets	29	9,029
Decrease (increase) in deferred income taxes	58	1,166
Increase (decrease) in accounts payable and accrued expenses	(8,965)	(27,143)
Increase (decrease) in unearned revenue	1,637	(1,077)
Increase (decrease) in interest and taxes payable	5,432	177
Increase (decrease) in long-term liabilities	(11,419)	2,409
Other-net	(3,111)	1,906
Net cash (used in) provided from operating activities	(1,484)	18,120
Cash flows from investing activities:
Payments for purchase of property, plant and equipment	(12,859)	(13,023)
Payments for mine development	(337)	(4,382)
Proceeds from sale of property, plant and equipment	3,009	67
Other investments-net	(2)	20
Net cash used in investing activities	(10,189)	(17,318)
Cash flows from financing activities:
Repayment of short-term debt	(4,886)	(12,729)
Proceeds from issuance of long-term debt	33,170	70,240
Repayment of long-term debt	(15,492)	(55,541)
Principal payments under capital lease obligations	(328)	(329)
Cash dividends paid	(3,405)	(3,198)
Debt issuance costs	—	(1,301)
Repurchase of common stock	(2,672)	—
Issuance of common stock under stock option plans	360	849
Tax benefit from stock compensation realization	109	1,316
Net cash provided from (used in) financing activities	6,856	(693)
Effects of exchange rate changes	105	(439)
Net change in cash and cash equivalents	(4,712)	(330)
Cash and cash equivalents at beginning of period	22,774	16,056
Cash and cash equivalents at end of period	$18,062	$15,726

Attachment 4
Materion Corporation
Reconciliation of Non-GAAP Measure - Value-added Sales
(Unaudited)

	Second		Second		First
(In thousands)	Quarter 2014		Quarter 2013		Quarter 2014
Sales
Advanced Material Technologies	$179,112		$196,011		$163,197
Performance Alloys	76,741		74,335		66,685
Beryllium and Composites	16,598		16,187		15,497
Technical Materials	15,514		19,608		13,550
All Other	—		—		—
Total	$287,965		$306,141		$258,929

Less: Pass-through Metal Cost
Advanced Material Technologies	$109,213		$130,811		$97,624
Performance Alloys	13,260		15,535		12,052
Beryllium and Composites	—		—		—
Technical Materials	5,926		7,308		4,393
All Other	—		—		—
Total	$128,399		$153,654		$114,069

Value-added Sales (non-GAAP)
Advanced Material Technologies	$69,899		$65,200		$65,573
Performance Alloys	63,481		58,800		54,633
Beryllium and Composites	16,598		16,187		15,497
Technical Materials	9,588		12,300		9,157
All Other	—		—		—
Total	$159,566		$152,487		$144,860

Gross Margin		% of VA		% of VA		% of VA
Advanced Material Technologies	$25,811	37%	$19,226	29%	$23,206	35%
Performance Alloys	18,606	29%	17,805	30%	15,498	28%
Beryllium and Composites	2,669	16%	4,543	28%	4,906	32%
Technical Materials	3,084	32%	4,636	38%	2,044	22%
All Other	(369)	—%	(218)	—%	(192)	—%
Total	$49,801	31%	$45,992	30%	$45,462	31%

Operating Profit		% of VA		% of VA		% of VA
Advanced Material Technologies	$11,495	16%	$(2,286)	(4)%	$7,604	12%
Performance Alloys	5,229	8%	6,898	12%	3,548	6%
Beryllium and Composites	(1,812)	(11)%	822	5%	1,102	7%
Technical Materials	959	10%	2,389	19%	182	2%
All Other	(1,303)	—%	(1,262)	—%	(1,383)	—%
Total	$14,568	9%	$6,561	4%	$11,053	8%

The cost of gold, silver, platinum, palladium and copper is passed through to customers and therefore the trends and comparisons of sales are affected by movements in the market price of these metals. Internally, management reviews sales on value-added basis. Value-added sales is a non-GAAP measure that deducts the value of the pass-through metals sold from sales. Value-added sales allows management to assess the impact of differences in sales between periods or segments and analyze the resulting margins and profitability without the distortion of the movements in pass-through metal prices. The dollar amount of gross margin and operating profit is not affected by the value-added sales calculation. The Company sells other metals and materials that are not considered direct pass throughs and their costs are not deducted from sales to calculate value-added sales.

The Company's pricing policy is to pass the cost of these metals on to customers in order to mitigate the impact of price volatility on the Company's results from operations and value-added information is being presented since changes in metal prices may not directly impact profitability. It is the Company's intent to allow users of the financial statements to review sales with and without the impact of the pass-through metals.

Attachment 5
Materion Corporation
Reconciliation of Non-GAAP Measure - Profitability
(Unaudited)

	Second	Second	First
(In thousands except per share amounts)	Quarter 2014	Quarter 2013	Quarter 2014
GAAP as Reported
Sales	$287,965	$306,141	$258,929
Gross margin	49,801	45,992	45,462
Operating profit	14,568	6,561	11,053
Net income	9,974	4,155	7,331
EPS - Diluted	$0.47	$0.20	$0.35

Facility closure and product line rationalization costs (benefits)
Cost of goods sold	$28	$—	$196
Selling, general and administrative	—	—	459
Other-net	—	—	(2,627)
Recovery from insurance and other litigation, net of expenses
Selling, general and administrative	2,899	—	—
Other-net	(6,750)	—	—
Total special items	(3,823)	—	(1,972)
Special items - net of tax	$(2,485)	$—	$(1,341)

Non-GAAP Measures - Adjusted Profitability
Value-added sales	$159,566	$152,487	$144,860
Gross margin	49,829	45,992	45,658
Gross margin % of VA	31.2%	30.2%	31.5%
Operating profit	10,745	6,561	9,081
Operating profit % of VA	6.7%	4.3%	6.3%
Net income	7,489	4,155	5,990
EPS - Diluted	$0.36	$0.20	$0.29

In addition to presenting financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP), this earnings release contains financial measures, including gross margin, operating profit, net income and earnings per share, on a non-GAAP basis. As detailed in the above reconciliation, we have adjusted out the cost (benefit) impact of the plant consolidation and product line rationalization efforts and the net recovery from insurance and other litigation claims in our Advanced Material Technologies segment from the applicable GAAP measure. Internally, management reviews the results of operations without the impact of these costs in order to assess the profitability from ongoing activities. We are providing this information because we believe it will assist investors in analyzing our financial results and, when viewed in conjunction with the GAAP results, provide a more comprehensive understanding of the factors and trends affecting our operations.